Filed Pursuant to Rule 424(b)(3)

Registration No. 333-144829

Prospectus Supplement No. 2

(To Prospectus, Dated November 5, 2007)

11,977,035 Shares of Common Stock

This prospectus supplement supplements the Prospectus dated November 5, 2007, relating to the sale, transfer or distribution of up to of 11,977,035 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

________________________

Quarterly Report on Form 10-Q

On February 14, 2008, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the quarter ended December 31, 2007. The text of the 10-Q is attached hereto.

Current Report on Form 8-K

On March 14, 2008, we filed with the Securities and Exchange Commission the attached Current Report on Form 8-K. The text of the 8-K is attached hereto.

________________________

Investing in our common stock involves risks. See “Risk Factors and Uncertainties” beginning on page 3 of the prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

For the quarterly period ended December 31, 2007

[   ] TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 333-117287

U.S. GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.
Yes [X]   No [   ]

Indicate by check mark the registrant is a large accelerated filer, an accelerated filer, or a non-
accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [   ]           Accelerated filer [   ]           Non-accelerated filer [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the
Exchange Act). Yes [   ]   No [X]

Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class of Equity	Shares Outstanding as of January 31, 2008
Common stock, par value	55,282,586
$ 0.001 per share

U.S. Geothermal Inc.
Form 10-Q
For the Quarter Ended December 31, 2007

INDEX

PART I – Financial Information	4

Item 1 - Financial Statements (Unaudited)	5

Interim Consolidated Balance Sheets - December 31, 2007 and March 31, 2007	6

Interim Consolidated Statements of Operations - Three Months and Nine Months Ended December 31, 2007 and December 31, 2006

Interim Consolidated Statements of Cash Flow - Nine Months Ended December 31, 2007 and the Year Ended December 31, 2006	8

Interim Consolidated Statement of Stockholders’ Equity – From Inception, February 26, 2002 through December 31, 2007	10

Notes to Interim Consolidated Financial Statements	14

Item 2 - Management’s Discussion and Analysis of Financial Condition and Plan of Operations	31

- General Background and Discussion	31

- Operating Results	33

- Contractual Obligations	34

- Off Balance Sheet Arrangements	34

- Liquidity and Capital Resources	34

- Potential Acquisitions	35

- Critical Accounting Policies	35

Item 3 – Quantitative and Qualitative Disclosures about Market Risk	38

Item 4 - Controls and Procedures	39

PART II – Other Information	40

Item 1 - Legal Proceedings	40

Item 1A - Risk Factors	40

Item 2 - Unregistered Sales of Equity Securities and Use of Proceeds	40

Item 4 – Submission of Matters to a Vote of Security Holders	40

Item 5 - Other Information	40

Item 6 - Exhibits and Reports	40

Part I- Financial Information

Item 1 - Financial Statements

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted. However, in the opinion of management, all adjustments (which include only normal recurring accruals) necessary to present fairly the financial position and results of operations for the periods presented have been made. These financial statements should be read in conjunction with the accompanying notes, and with the audited financial statements and notes to the financial statements included in the Company’s 10-K for the year ended, March 31, 2007. The results of operations for the three months and the nine months ended December 31, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending March 31, 2008.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

Consolidated Financial Statements
December 31, 2007

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	(Unaudited)
	December 31,	March 31,
	2007	2007

ASSETS

Current
Cash and cash equivalents	$20,361,663	$6,759,161
Restricted cash	689,000	5,363,400
Receivable from subsidiary	95,616	154,277
Other current assets	129,724	27,706
Total current assets	21,276,003	12,304,544

Investment in subsidiary (note 2)	14,080,049	6,230,410
Property, plant and equipment, net	5,571,134	4,138,386
Total assets	$40,927,186	$22,673,340

LIABILITIES

Current:
Accounts payable and accrued liabilities	$169,305	$1,446,952
Related party accounts payable	13,976	9,510
Total current liabilities	183,281	1,456,462
Long-term:
Stock compensation payable	1,746,303	2,533,858
Total liabilities	1,929,584	3,990,320

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
55,282,586 shares at December 31, 2007 and
43,810,512 shares at March 31, 2007	55,283	43,811
Additional paid-in capital	48,344,650	25,781,832
Accumulated deficit before development stage	(1,004,630)	(1,004,630)
Accumulated deficit during development stage	(8,397,701)	(6,137,993)
Total stockholders’ equity	38,997,602	18,683,020

Total liabilities and stockholders’ equity	$40,927,186	$22,673,340

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

					(Unaudited)
	(Unaudited)		(Unaudited)		Cumulative Period
	Three Months Ended		Nine Months Ended		From February 26,
	December 31,		December 31,		2002 (Inception)
					to December 31,
	2007	2006	2007	2006	2007

Operating Revenue	$-	$-	$-	$-	$-

Operating Expenses
Loss (gain) from investment in subsidiary	(21,516)	79,898	91,794	79,898	194,130
Consulting fees	36,352	14,259	67,492	54,077	531,296
Corporate admin and development	91,709	15,117	200,929	166,682	750,410
Exploration expenditures	-	-	-	-	440,611
Professional fees	350,197	95,321	706,871	583,219	2,333,872
Management fees	11,250	21,792	38,545	31,923	365,293
Salaries and wages	89,228	136,431	247,207	433,614	1,341,430
Stock based compensation	470,368	147,241	1,499,958	771,894	3,401,421
Travel and promotion	75,604	100,251	319,304	304,814	1,201,878
Total operating expenses	1,103,192	610,310	3,172,100	2,426,121	10,560,341

Loss from Operations	(1,103,192)	(610,310)	(3,172,100)	(2,426,121)	(10,560,341)

Other Income
Foreign exchange gain	36,286	2,005	111,554	412,076	534,165
Other income (loss)	(3,051)	90,000	7,000	90,206	97,206
Interest income	263,463	180,027	793,838	533,053	1,531,269
Total other income	296,698	272,032	912,392	1,035,335	2,162,640

Net Loss	$(806,494)	$(338,278)	$(2,259,708)	$(1,390,786)	$(8,397,701)

Basic And Diluted Net Loss Per Share	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Weighted Average Number of Shares
Outstanding for Basic and Diluted Calculations	54,531,350	43,723,428	51,489,830	43,505,928

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	(Unaudited)		(Unaudited)
	For the Nine Months Ended		From February 26,
	December 31,		2002 (Inception) to
	2007	2006	December 31, 2007

Operating Activities:
Net loss	$(2,259,708)	$(1,390,786)	$(8,397,701)
Add non-cash items:
Depreciation	36,437	11,801	56,273
Loss of operations of subsidiary	91,794	-	225,098
Loss on disposal of equipment	12,375	-	12,375
Shares issued for other than cash	-	-	198,984
Share based compensation	1,499,958	771,893	3,401,421
Change in non-cash working capital items:
Receivable subsidiary	58,661	(231,603)	(95,616)
Accounts payable and accrued liabilities	40,586	(114,439)	161,334
Prepaid expenses & other	(102,018)	(14,760)	(129,724)
Total cash used by operating activities	(621,915)	(967,894)	(4,567,556)

Investing Activities:
Purchases of property, plant and equipment	(2,799,760)	(552,858)	(6,953,191)
Cash acquired in business combination	-	-	5,798
Cash released from (restricted by) under contract	4,674,400	-	(689,000)
Investment in subsidiary	(7,937,000)	(6,252,847)	(17,854,100)
Reimbursement from partner	-	-	4,917,100
Total cash used by investing activities	(6,062,360)	(6,805,705)	(20,573,393)

Financing Activities:
Issuance of share capital, net of share issue cost	20,286,777	20,325,177	45,502,612
Total cash provided by financing activities	20,286,777	20,325,177	45,502,612

Increase in Cash and Cash Equivalents	13,602,502	12,551,578	20,361,663

Cash and Cash Equivalents, Beginning of Period	6,759,161	196,499	-

Cash and Cash Equivalents, End of Period	$20,361,663	$12,748,077	$20,361,663

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in U.S. Dollars)

			(Unaudited)
	(Unaudited)	(Unaudited)	From February 26,
	Nine Months Ended December 31,		2002 (Inception) to
	2007	2006	December 31, 2007

Supplemental Disclosure:
Non-cash investing and financing activities
Shares issued for settlement of debt	$-	$-	$173,639
Transfer of property and equipment to subsidiary	-	-	1,363,714
Shares issued with employment agreements	-	-	198,984
Shares issued for geothermal property	-	-	77,350
Purchase of property and equipment on account	(1,313,767)	-	21,947
Warrants issued for share issue cost	-	-	158,778

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FROM INCEPTION, FEBRUARY 26, 2002, TO DECEMBER 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105	-	-	-	-	17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002	395,000	395	98,355	-	-	-	-	98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245	-	-	-	-	1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076	-	-	-	-	307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990	-	-	-	-	3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199	-	-	-	-	45,350

Net loss for the period	-	-	-	-	-	-	(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMALINC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002, TO DECEMBER 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over
transaction- U.S. Geothermal Inc.- Idaho; December
19, 2003	(6,079,837)	(6,080)	6,080	-	-	-	-	-
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.; December
19, 2003	2,274,616	2,275	(2,275)	-	-	-	-	-
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)	-	-	-	(408,166)	(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho	-	-	-	-	629,256	-	(629,256)	-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003	3,322,221	3,322	959,230	-	457,326	-	-	1,419,878
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090	-	50,162	-	-	173,638
Stock options granted	-	-	296,081	-	-	-	-	296,081

Foreign currency translation gain	-	-	-	-	-	35,792	-	35,792
Net loss for the year	-	-	-	-	-	-	(676,398)	(676,398)
Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002, TO DECEMBER 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004	4,000,001	4,000	1,103,082	-	1,324,038	-	-	2,431,120
Shares issued for property at a price of $0.60- February
22, 2005	100,000	100	60,251	-	-	-	-	60,351
Shares issued for stock options exercised	308,735	309	145,133	-	-	-	-	145,442
Stock options granted	-	-	295,540	-	-	-	-	295,540
Foreign currency translation gain	-	-	-	-	-	129,470	-	129,470
Net loss for the year	-	-	-	-	-	-	(1,830,421)	(1,830,421)
Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868
Stock options granted	-	-	180,780	-	-	-	-	180,780
Expiration of stock purchase warrants	-	-	1,061,145	-	(1,061,145)	-	-	-
Shares issued for stock options and warrants exercised	812,415	812	526,753	-	(75,599)	-	-	451,966
Stock issued as result of employment agreements	120,000	120	83,880	-	-	-	-	84,000
Foreign currency translation loss	-	-	-	-	-	(165,262)	32,792	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006	-	-	-	20,134,260	-	-	-	20,134,260
Stock compensation liability	-	-	(383,510)	-	(1,324,038)	-	-	(1,707,548)
Net loss for the year	-	-	-	-	-	-	(1,523,385)
Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002, TO DECEMBER 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331	-	-	-	4	65,384
Stock options granted	-	-	978,772	-	-	-	-	978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595	-	(137,806)	-	-	350,287
Capital stock issued as result of a private
placement closed April 3, 2006, net of issuance
costs	25,000,000	25,000	20,109,260	(20,134,260)	-	-	-	-
Stock purchase warrants expired	-	-	1,186,232	-	(1,186,232)	-	-	-

Stock compensation liability	-	-	(2,000,048)	-	1,324,038	-	-	(676,010)
Net loss for the period	-	-		-	-	-	(1,942,884)	(1,942,884)
Balance, March 31, 2007	43,810,512	43,811	25,781,832	-	-	-	(7,142,623)	18,683,020

Capital stock issued as result of a private
placement closed June 5, 2007, net of issuance
costs	9,090,900	9,091	17,757,681	-	-	-	-	17,766,772
Shares issued for stock options and warrants
exercised	2,381,174	2,381	4,017,582	-	-	-	-	4,019,963

Stock compensation liability	-	-	787,555	-	-	-	-	787,555

Net loss for the period	-	-	-	-	-	-	(2,259,708)	(2,259,708)
Balance, December 31, 2007 (unaudited)	55,282,586	$55,283	$48,344,650	$-	$-	$-	$(9,402,331)	$38,997,602

The accompanying notes are an integral part of these interim consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
(Unaudited)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A.; acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned principle operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 3).

Basis of Presentation

These unaudited interim consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America, so long as such omissions do not render the financial statements misleading. Certain prior period amounts have been reclassified to conform to the current period presentation.

In the opinion of management, these financial statements reflect all adjustments that are necessary for a fair statement of the results for the periods presented. All adjustments were of a normal recurring nature. These interim financial statements should be read in conjunction with the annual financial statements of the Company included in its Annual Report on Form 10-K.

The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv)	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC, previously a 100% owned subsidiary, was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Company

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (SFAS 7), the Company is considered to be a development stage enterprise since its planned principal operations have not commenced. The various entities that comprised the Company prior to February 26, 2002 were not engaged in operations directly related to the development of geothermal power plants. After that time, the Company began its current and primary development activities, and accordingly, accounted for the accumulated deficit separately from the prior operations. The consolidated statements of operations, stockholders’ equity and cash flows present the accumulated activities from the inception of the current operating activities to present. This presentation will continue until the Company begins its planned principle operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 9. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid and available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $20,837,295, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (CDIC) up to $100,000 Canadian (approximately $101,800 in U.S. dollars at December 31, 2007). At December

31, 2007, the Company exceeded the FDIC insured amount by approximately $72,565 and did not exceed the CDIC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in Raft River Energy I, LLC (RREI), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a geothermal power plant. As described below, the Company’s interest changed during the current fiscal period from primary beneficiary to a significant interest.

RREI resulted from agreements signed August 9, 2006, between U.S. Geothermal Inc. and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal Inc. sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, U.S. Geothermal Inc. is required to contribute approximately $6,400,000 in cash and property, and Raft River Holdings is required to contribute $34,170,100 to RREI.

As of December 31, 2007, U.S. Geothermal Inc. has contributed $14,300,714 in cash and property to the project, while Raft River Holdings has contributed $34,170,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, U.S. Geothermal Inc. was the 100% owner of RREI and consolidated the loss of $30,968. For the period August 2006 to March 2007, U.S. Geothermal Inc. recorded RREI under the equity method of accounting for investments in subsidiaries based on the capital contribution ratio at March 31, 2007 (loss of $102,336).

RREI’s latest financial information is summarized as follows:

	As of November	As of November
	30, 2007	24, 2006

Total current assets	$234,382	$3,417,793
Property and equipment	50,055,675	18,618,764
	$50,290,057	$22,036,557

Total liabilities	$4,252,786	3,360,052
Total members’ equity	46,037,271	18,676,505
	$50,290,057	$22,036,557

		From Inception	From Inception
		on August 18,	on August 18,
	Year Ended	2005 to	2005 to
	November 30,	November 30,	November 30,
	2007	2006	2007

Operating revenues	$96,743	$-	$96,743
Operating loss	(929,615)	(245,879)	(1,175,494)
Net loss	(834,234)	(237,309)	(1,071,543)

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Depreciation of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. With the inherent uncertainty of calculating the units of production for a renewable resource, revisions to the estimates and the subsequent field performance of the resource could cause the life of the resource to differ significantly from the estimated units of production. A large percentage increase or decrease in the estimated reserves could increase or decrease the depreciation, depletion or amortization of capital costs proportionately.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves.

Depreciation will be based upon the estimated useful life of the asset. For assets directly related to revenue production defined by a specific contract, the estimated useful lives will not exceed the life of the contract. Depletion on wells and other assets directly involved in the extraction of the natural resources will be based upon the total estimated capacity on a unit of production basis. Units will be defined as mega watts of energy produced by the plant.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on an annual rate of 30% which approximates the assets’ estimated useful lives.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of December 31, 2007.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting SFAS 123(R).

For non-employee stock based compensation, the Company adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in

Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

The Company accounts for stock-based compensation in accordance with SFAS 123(R). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (SFAS 128), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at December 31, 2007 and March 31, 2007, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other assets.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change. The Company does not have financial interests that are specified by contract to be settled in foreign currencies.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At December 31, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,129,100 (March 31, 2007 - $1,870,800) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at December 31, 2007. The significant components of the deferred tax asset at December 31, 2007 and March 31, 2007 were as follows:

	December 31,	March 31,
	2007	2007 *
Estimated net operating loss carry forward	$6,262,100	$5,502,300

Deferred tax asset	$2,129,100	$1,870,800
Deferred tax asset valuation allowance	(2,129,100)	(1,870,800)
Net deferred tax asset	$-	$-

* - The net operating loss was restated to reflect the actual amount per the federal income tax return.

At December 31, 2007, the Company has net operating loss carry forwards of approximately $6,262,100 ($1,870,800 in March 31, 2007), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2007 to December 31, 2007 was $258,300.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Going Concern

Based on the Company’s projected spending over the next 12 months, the approximate $17.8 million in cash generated from the private placement completed June 5, 2007, and the Company’s other available resources obtained from prior issuance stock offerings; the Company’s auditors have removed the going concern qualification on the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $9,402,331 and has no revenue from full commercial operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns, variances in geothermal reservoir conditions and contract delays can significantly affect the economics of the project.

Recent Accounting Pronouncements

Stock Based Compensation
In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110 (SAB 110), Share Based Payment. This SAB expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. However, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The guidance in SAB 110 is effective beginning January 1, 2008. The Company uses historical information to estimate the expected term of its stock option grants and, therefore, it does not expect that adoption of SAB 110 will have a material impact on the Company’s financial position, results of operations, or cash flows.

Business Combinations
In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) (SFAS 141(R)), Business Combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Additionally, SFAS 141(R) will change the accounting treatment for certain specific items, including:

  Acquisition costs will be generally expensed as incurred;
  Noncontrolling interests (formerly known as "minority interests") will be valued at fair value at the acquisition date;
  Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
  In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
  Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
  Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose business combinations following existing GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 141(R) will have a material effect on its financial position, results of operation, or cash flows.

Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued FASB Statement No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose minority interest following existing GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 141(R) will have a material effect on its financial position, results of operation, or cash flows.

Uncertainty in Income Taxes
Effective January 1, 2007, we adopted Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”), an interpretation of Financial Accounting Standards Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our financial statements the impact of uncertain tax positions. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The adoption of FIN 48 did not have an impact on our financial position or results of operations.

NOTE 3 – RESTRICTED CASH

The Company maintains cash balances that are restricted due to contractual obligations. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	December 31,	March 31,
Entity/Description	2007	2007

Ormat Nevada – construction letter of credit	$404,000	$5,103,400
Idaho Department of Water Resources – well
bonding	260,000	260,000
Oregon Department of Geology and Mineral
Industries – well bonding	25,000	-
	$689,000	$5,363,400

Letter of credit restrictions for Ormat Nevada are reduced as construction payments are completed. The letter of credit will be completely released upon completion of a $2,020,000 construction payment in January 2008. Well bonding requirements renew on an annual basis.

NOTE 4 - REVERSE TAKE-OVER

On December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants. Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. All of the stock purchase warrants noted above expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which was referred to as a “reverse take-over”, was treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH where included in these consolidated financial statements from December 19, 2003. GEO - Idaho was deemed to be the purchaser for accounting purposes. Accordingly, its net assets were included in the balance sheet at their previously recorded values.

The Company determined that the share purchase warrants issued as part of the aforementioned transaction had a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 7. The amount was considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, was allocated, along with the net liabilities assumed of GTH, to accumulated deficit. The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)
Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

During the quarter ended December 31, 2007, the Company incurred additional costs related to the acquisition of geothermal rights of $306,991. Additional costs of $19,764 were incurred related to the continued development of the Neal Hot Springs project.

During the quarter ended September 30, 2007, the Company’s significant acquisitions related to the development of the Neal Hot Springs property for $21,525. Two vehicles and a compressor were purchased for $99,896 that will be utilized by the corporate administrative and the Raft River site offices.

During the quarter ended June 30, 2007, the Company’s significant acquisitions were $101,647 in the continued construction of Raft River Project phase I. The Company acquired additional geothermal rights for $1,015,102. An interconnection facility study was competed that amounted to $56,000.

Property, plant and equipment activities for the nine months ended December 31, 2007 are summarized as follows:

	Balance			Balance
	March 31,			December 31,
	2007	Additions	Deletions	2007

Land	$384,000	$-	$-	$384,000
Water rights	1,146,003	-	-	1,146,003
Geothermal and mineral rights	286,112	1,423,785	-	1,709,897
Furniture and equipment	108,125	138,890	(15,000)	232,015
Construction in progress, Raft
River Project	2,233,982	122,538	(203,653)	2,152,867
	$4,158,222	$1,685,213	$(218,653)	5,624,782

Less: accumulated depreciation				(53,648)
				$5,571,134

Charges of $203,653, listed as a deletion, were refunded project costs on the construction of the plant. These costs were recorded as additions in prior periods.

Depreciation expense charged to operations for the three months ended March 31, 2007 and the nine months ended December 31, 2007 amounted to $12,788 and $36,437; respectively.

NOTE 6 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options and 1,631,591 broker compensation options in both U.S. and Canadian dollars. Shares of 15,000 were issued at an exercise price of U.S $2.41. Shares of 1,680,050 shares were issued at exercise prices that ranged between CDN $0.60 to $1.00 ($0.61 to $1.02 U.S.). Shares issued from stock purchase warrants, amounted to 159,091 shares at an exercise price of U.S. $2.08.

During the quarter ended September 30, 2007, the Company issued 235,833 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $1.03 U.S.).

During the quarter ended June 30, 2007, the Company issued 291,200 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $0.76 U.S.).

On June 5, 2007, the Company completed a private placement of 9,090,900 common shares at a price of $2.20 CDN ($2.08 U.S. as of June 5, 2007). Proceeds, net of financing fees, totaled $17,766,772.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 CDN ($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled.

During the quarter ended December 31, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 CDN ($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 CDN ($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to March 31, 2006. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

NOTE 7 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 5,342,845 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended September 30, 2007, the Company granted 775,000 stock options to consultants and employees exercisable at a price of $2.41 U.S. until January 22, 2012.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 CDN ($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 CDN ($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 U.S.) until April 12, 2011.

The following table reflects the summary of stock options outstanding at December 31, 2007 and changes during the three quarters ended:

		Weighted
		Average	Weighted	Aggregate
	Number of	Exercise	Average	Intrinsic
	shares under	Price Per	Fair Value	Value
	options	Share	(US)	(US)

Balance outstanding, March 31, 2006	1,065,628	$0.69 CDN	$0.37	$399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	0.96 CDN	0.82	2,402,951

Forfeited	-	-	-	-
Exercised	(291,200)	0.83 CDN	0.44	(128,209)
Granted	-	-	-	-
Balance outstanding, June 30, 2007	2,644,928	0.98 CDN	0.86	2,274,742
Forfeited	(5,000)	1.00 CDN	0.80	(4,000)
Exercised	(235,833)	1.09 CDN	0.96	(225,581)
Granted	775,000	2.41 US	1.54	1,193,500
Balance outstanding, September 30,
2007	3,175,095	1.32 CDN	1.02	3,238,661
Forfeited	-	-	-	-
Exercised	(222,250)	1.00 CDN	0.37	(83,319)
Granted	-	-	-	-
Balance outstanding, December 31,
2007	2,956,845	$1.34CDN	$1.07	$3,155,342

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

	Fiscal Year
	2008	2007

Dividend yield	0	0
Expected volatility	77-140%	82-149%
Risk free interest rate	4.58-5.00%	3.94-4.20%
Expected life (years)	3.50	3.36

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at December 31, 2007:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE

$ 0.60 CDN	210,628	1.08	210,628
0.72 CDN	99,167	1.83	99,167
0.85 CDN	20,000	3.25	20,000
0.90 CDN	207,500	1.83	207,500
1.00 CDN	1,423,000	3.25	1,423,000
1.15 CDN	78,750	3.58	59,063
1.40 CDN	157,500	4.08	74,375
2.41 US	760,000	4.58	178,750

$ 1.34 CDN	2,956,545	3.30	2,272,483

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE (CDN)	SHARES	LIFE (YEARS)	EXERCISABLE

$ 0.60	355,628	1.91	355,628
0.72	197,500	2.67	197,500
0.85	20,000	4.00	15,000
0.90	347,500	2.67	347,500
1.00	1,615,500	4.00	807,750
1.15	165,000	4.50	82,500
1.40	235,000	4.83	58,750

$ 0.96	2,936,128	3.59	1,864,628

A summary of the status of the Company’s nonvested stock options for the fiscal year ended March 31, 2007 and for the three quarters ended December 31, 2007 are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	Options	Per Share	Fair Value

Nonvested, March 31, 2006	142,500	$0.69 CDN	$0.37
Granted	2,168,000	1.05 CDN	0.99
Vested	(1,094,000)	0.63 CDN	0.30
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96 CDN	0.82

Granted	-		-
Vested	(403,875)	1.00 CDN	0.68
Forfeited	-	-	-
Nonvested, June 30, 2007	667,625	1.12 CDN	1.10
Granted	775,000	2.41 US	1.54
Vested	(753,563)	1.05 CDN	0.99
Forfeited	(5,000)	1.00 CDN	0.80
Nonvested, September 30, 2007	684,062	1.12 CDN	1.55
Granted	-	-	-
Vested	-	-	-
Forfeited	-	-	-
Nonvested, December 31, 2007	684,062	$1.12 CDN	$1.55

As of December 31, 2007, there was $589,916 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the year ended March 31, 2007 was $1,129,072; for the quarter ended December 31, 2007 was $470,368; and for the nine months ended December 31, 2007 was $1,499,958.

Stock Purchase Warrants

At June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 US were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007. During the quarter ended December 31, 2007, stock purchase warrants representing 159,091 common shares at an exercise price of $2.08 U.S. were exercised.

During the quarter ended September 30, 2006, stock purchase warrants representing 3,985,001 common shares at an exercise price of $1.25 CDN expired without being exercised, stock purchase warrants representing 280,000 common shares at an exercise price of $0.85 CDN were exercised, and stock purchase warrants representing 15,000 common shares at an exercise price of $1.25 CDN were exercised.

NOTE 8 - RELATED PARTY TRANSACTIONS

At December 31, 2007 and March 31, 2007, the amounts of $13,976 and $9,510, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $95,616 and $154,277 at December 31, 2007 and March 31, 2007; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within twelve months.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Nine Months
	Ended	Year Ended
	December 31,	March 31,
	2007	2007

Administrative services	$16,584	$20,563
Director fees	26,250	23,250
Consulting fees	12,000	24,000
	$54,834	$67,813

NOTE 9 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP December 31, 2007	Canadian GAAP December 31, 2007	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007
Plant, Property and Equipment	$ 5,571,134	$ 6,011,745	$ 4,138,386	$ 4,578,997
Total Assets	40,927,186	41,367,797	22,673,340	23,113,951
Stockholders’ Equity	38,997,602	39,438,213	18,683,020	19,123,631
Total Liabilities and Stockholders’ Equity	$ 40,927,186	$ 41,367,797	$ 22,673,340	$ 23,113,951

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Nine Months Ended December 31, 2007	Canadian GAAP Nine Months Ended December 31, 2007	U.S. GAAP Year ended March 31, 2007	Canadian GAAP Year ended March 31, 2007
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(3,172,100)	(3,172,100)	(3,138,169)	(3,138,169)
Net Loss	(2,259,708)	(2,259,708)	(1,942,884)	(1,942,884)

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements
The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The leases provide for the following annual payments within the next five fiscal years:

Year
Ending
March 31,	Amount

2008	$39,887
2009	50,800
2010	53,800
2011	54,100
2012	46,250
Thereafter	379,100

Power Purchase Agreement
The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

Construction Contract
On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, as amended, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company. The amount will increase monthly until a maximum letter of credit amount of $10,252,000 is reached. A $404,000 money market fund is pledged as collateral backing the letter of credit as of December 31, 2007, and is reported as restricted cash.

Joint Venture Agreement Construction Costs
Under the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and the Company, Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and the Company will contribute $5 million in cash and approximately $1.4 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company. If total construction costs exceed budget, US Geothermal will contribute the required additional funding to the joint venture. During the nine months ended December 31, 2007, U.S. Geothermal, Inc. contributed an additional $7,937,000 to the joint venture. Although these funds exceeded the Company’s planned contribution levels to the Joint Venture, they support a component of a scheduled comprehensive plan to enhance the entire well field. This contribution will initially be allocated entirely to Unit 1; however, if results are favorable, the benefits could be realized by other planned projects outside the scope of the RREI agreement.

Office Lease
The Company leases general office space for an executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

NOTE 11 – SUBSEQUENT EVENTS

Office Lease
The Company has signed a new 3-year lease for office space for an executive office in Boise at annual costs of $67,648. The new lease starts January 1, 2008 and expires January 31, 2011.

Major Contract
During the fiscal year, a new power purchase agreement between the Company’s subsidiary (Raft River Energy I, LLC) and its major customer was completed. The new contract allows for purchase of power to the full extent of the plant’s capacity, rather than the original limit of 10 average megawatts per month. The new agreement was approved by the Public Utilities Commission (PUC) on January 15, 2008.

Commercial Operations
On January 3, 2008, the Company’s subsidiary (Raft River Energy I, LLC) became commercially operational and began earning revenues subject to the contract terms for a fully operational enterprise.

Item 2 - Management’s Discussion and Analysis of Financial Condition and Plan of Operations

With the exception of historical facts, the statements contained in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect our current expectations and beliefs regarding our future results of operations, performance and achievements. These statements are subject to risks and uncertainties and are based upon assumptions and beliefs that may or may not materialize. Forward-looking statements may be identified by words such as “may”, “should”, “anticipates”, “expects”, “believes”, “plans”, “predicts” and similar terms. These forward-looking statements include, but are not limited to, statements concerning our strategy, operating forecasts, and our working capital requirements and availability. Forward-looking statements are not guarantees of future performance, and are subject to various risks and uncertainties that could cause our actual results and outcomes to differ materially from those discussed or anticipated, including the factors set forth in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended March 31, 2007 and our other filings with the Securities and Exchange Commission. We also wish to advise readers not to place any undue reliance on the forward-looking statements contained in this report, which reflect our beliefs and expectations only as of the date of this report. We assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances or any changes in our beliefs or expectations, other than as required by law.

The US dollar is the Company’s functional currency; however some transactions involved the Canadian dollar. All references to “dollars” or “$” are to United States dollars and all references to $ CDN are to Canadian dollars.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included in this report.

U.S. Geothermal Inc. (the Company) is a Delaware corporation. As of October 1, 2007, the Company’s shares of common stock began trading on the TSX under the symbol “GTH” and ceased trading on the TSX Venture Exchange. The Company’s common stock is also quoted on the Bulletin Board under the symbol “UGTH”. On December 19, 2003, the Company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, the Company changed its name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of the Company, and Evergreen Power, Inc. ceased to exist. GTH is still a development stage company and has produced no revenues to date.

During the quarter ended December 31, 2007, the Company was focused on (1) completing construction and starting up the Unit One power plant at the Raft River, Idaho geothermal project (“Raft River”), (2) permitting a drilling program for the Neal Hot Springs project in Oregon, (3) negotiating the Raft River Unit 2 contract with Eugene Water and Electric Board (“EWEB”) and (3) the evaluation of potential new geothermal project acquisitions.

The construction of the Unit One, 13-megawatt power plant is under the direction of Ormat Nevada Inc., a subsidiary of Ormat Technologies Inc. and achieved substantial completion in December.

Construction activities associated with the Unit One plant are complete. The plant commenced a test phase of power production and was operating over a six-day period, from October 18th to 23rd, during which time it ran for 108 hours and generated a total of 1,022 megawatt-hours of electrical power. On October 21st the plant ran for 24 hours and produced a peak of 13.2 megawatts. The plant was then shut down for evaluation. Two mechanical problems were identified and are in the process of being corrected by Ormat Nevada Inc. (“Ormat”), the power plant contractor. To improve the attachment of the pump impellor to the drive shaft, the manufacturer is reconfiguring each of two large injection pumps. In addition, a turbine inlet screen used to protect the high-pressure turbine from possible ingestion of construction debris came loose and was swept into the turbine.

The repairs were completed on November 22. An approximate sixty to ninety-day start-up and testing phase is planned during which time all generated electricity will be sold. Plant operations are being scheduled to allow for operator training, equipment testing and for Ormat to achieve final completion of the plant. The geothermal production and injection wells, and the cooling water system are also under a start-up process designed to balance the wellfield.

The Company has assembled a team of seven qualified technicians for the ongoing operation and maintenance of the Unit One power plant and planned future power plant units at Raft River. The team underwent operator training from Ormat and is currently operating the plant unassisted.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the company has found that utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Unit 2 and Unit 3 Idaho Power PPAs without submitting them to the Idaho Public Utility Commission (IPUC) for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit 2 and Unit 3 10-megawatt contracts were voided without further obligation on either party.

On September 26 2007, Idaho Power Company and the Company announced the signing of a new, 13-megawatt, full output power purchase agreement (“PPA”). Idaho Power submitted the new PPA to the IPUC for their final approval, which was granted on January 16, 2008. The new PPA replaces the existing 10-megawatt, 20-year PPA and is part of Idaho Power’s 2006 formal request for geothermal electricity under which the Company was named the sole successful bidder in March 2007.

The new PPA is for electricity sales of an annual average of 13-megawatts and has a 25-year term. It is the first contract signed as part of ongoing negotiations with Idaho Power for a total of 45.5 megawatts. Idaho Power and the Company expect to be able to use this first contract as a template for advancing negotiations for the output from the planned Unit Three at Raft River and 26 megawatts of planned production from the Company’s Neal Hot Springs project located in southeast Oregon.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a letter of intent for EWEB to purchase the full 13-megawatt annual electrical output of Unit 2. The parties have exchanged a draft PPA and intend to complete it during the 4th quarter of fiscal year ended March 31, 2008. Upon execution of the EWEB PPA, and the increase of Unit 1 under the new Idaho Power Contract, the total output from the Unit 1 and Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The negotiations with Idaho Power and EWEB recognize that the power purchase agreements are subject to the parties’ board approval and are contingent upon extension of the federal Production Tax Credit and successful drilling and resource discovery at Raft River and Neal Hot Springs.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal to purchase the electrical power output of Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

Operating Results
For the three and nine months ended December 2006 and 2007, the operating loss increased $492,882 (81%) and $745,979 (31%); respectively. For the three months and the nine months ended December 31, 2007, the Company incurred net losses of $806,494 and $2,259,708 which represented $0.01 and $0.04 per share; respectively. With the exception of stock based compensation and professional fees, operating expenses were reasonably consistent with the prior year. Decreasing salary costs reduced the noted unfavorable variances.

Stock Based Compensation
For the three and nine months ended December 31, 2007, the stock based compensation increased $323,127 (219%) and $728,064 (94%); respectively. This variance was primarily due to the July 2007 stock options vesting during the quarter.

Professional Fees
For the three and nine months ended December 31, 2007, professional fees increased $254,876 (267%) and $123,652 (21%); respectively. Additional professional fees were incurred for consulting services related to compliance with the Sarbanes-Oxley Act, the AMEX listing application, and payment of the original listing fee for the Toronto Stock Exchange. Also, legal fees have been incurred related to services needed for possible acquisitions.

Salary costs
For the three and nine months ended December 31, 2007, the salary costs decreased $47,203 (35%) and $186,407 (43%); respectively. This variance is primarily due to more operating costs being allocated to the operations of the Company’s subsidiary.

Gain/Loss on Investment in Subsidiary
The Company’s portion of the operating gain of $21,516 for the quarter ended December 31, 2007 was the first quarter the investment reported a gain. The Company’s subsidiary began producing revenues during its testing phase and reported an operating profit for the quarter ended December 31, 2007. Commercial operations officially began on January 3, 2008. The Company expects the subsidiary to continue to generate profits in future periods.

Raft River Energy I LLC
Pursuant to a management services agreement, the Company will provide operating and management services to Raft River Energy I LLC, an unconsolidated affiliate. We expect to receive annual cash distributions up to $1.6 million each year for the first four project years pursuant to the management services agreement and an operating agreement. The cash distributions made to us will come from four sources: income-related cash distributions from our investment in Raft River Energy I LLC, royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and lease income from our cooling water leases to Raft River Energy I LLC. After the first four years, the Company will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until a specified rate of return is achieved by our partner, at which time we will receive a little more than half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow for the remainder of the Unit I project life.

Contractual Obligations
The following table denotes contractual obligation by payments due for each period as of December 31, 2007:

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Operating Leases	$ 623,937	$ 39,887	$ 104,600	$ 100,350	$ 379,100
Stock Compensation Payable	$ 1,746,303	$ -	$ 170,183	$ 1,576,120	$ -
RRE Construction obligations (1)	$ 469,550	$ 469,550	$ -	$ -	$ -

(1) Raft River Energy I LLC is the joint venture partnership constructing the power plant at Raft River, Idaho. This subsidiary is not consolidated into the financial statements. However, the obligations of Raft River Energy are reflected in this table in order to provide greater information on the Raft River Project.

The obligations reflected for Stock Compensation Payable are reflected as due on the option expiration date. The obligation will be relieved upon exercise of the options, which may be at any time between vesting and expiration.

Off Balance Sheet Arrangements

As of December 31, 2007, the Company does not have any off balance sheet arrangements.

Liquidity and Capital Resources

We believe our cash and liquid investments at December 31, 2007 are adequate to fund our general operating and development activities through March 31, 2009. The Company obtained project capital to construct Raft River power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the Unit 1 to date are approximately $44 million. The majority of the funds needed for the project to date have been provided by existing funds and through the joint venture arrangement. If additional funds are needed for the Raft River or Neal Hot Springs projects, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

Based on our projected spending over the next 12 months and our current operating funds, our auditors have determined that the going concern qualification on our financial statements is not needed. Management believes that sufficient funding will be available to meet our business objectives, including anticipated cash needs for working capital, and financing for additional capital costs related to testing of the Unit 1 power plant. As shown in the accompanying consolidated financial statements, we have incurred an accumulated deficit of $9,402,331 for the period from February 26, 2002 (inception) to December 31, 2007, and have no revenue from operations.

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents
The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined as investments that have original maturity dates of less than three months. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

The Company does not consider such items to be cash equivalents if there is a significant restriction placed upon the use of those assets. At fiscal year end, the Company held deposits that were restricted according to a contractual arrangement with a major vendor. Accordingly, these deposits were classified as restricted cash, rather than cash equivalents.

Property, Plant and Equipment/Impairments of Long-Lived Assets
During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and mineral rights. The Company’s first power plant became operational January of 2008. The costs of this power plant have been accumulated in construction in process accounts. These costs will be charged to operations in a systematic manner based upon the total estimated megawatts generated by the plant is expected to produce over its useful life starting in the fourth fiscal quarter ending March 31, 2008. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or depreciation process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

The costs of machinery, vehicles and other equipment, currently in operation, are being depreciated in a systematic manner. For these assets, depreciation is calculated based upon an annual rate of 30%, which allocates the costs evenly over the asset’s estimated service life. Depreciation costs calculated for assets that are not directly involved in the production of geothermal properties are charged to operations.

Income Taxes
According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are required to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainties surrounding future earnings, an allowance has been calculated that effectively offsets the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation
At the beginning of the fiscal year, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees both before and after the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options, the expected volatility of the stock and the risk-free interest rate.. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company records the value of these options as operating expense during the period in which they are awarded. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are expensed or capitalized over the vesting period. The current vesting period for all options is eighteen months, with 25% of the options vesting at grant date. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Item 3 – Quantitative and Qualitative Disclosures about Market Risk

Interest Risk on Investments
At December 31, 2007, the Company held investments of $20,837,295 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed terms.

Foreign Currency Risk
The Company is subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. The Company has utilized and it is continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, the Company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, the company held deposits that amounted to less than $10,000 in U.S. dollar equivalents. As a matter of standard operating practice, the Company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for the Company’s stock option plan has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects the Company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk
The Company is exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. The Company has been able to mitigate, to a certain extent, this risk by signing a power purchase contract for a 25 year period for the first power plant scheduled to go into production. This type of arrangement will be the model for power purchase contracts planned for future power plants.

Item 4 - Controls and Procedures

An evaluation was performed under the supervision and with the participation of our management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of our disclosure controls and procedures as defined in Rule 13(a)-15(e) or 15d-15(e) as of December 31, 2007. Based on that evaluation, our management, including the CEO and CFO, concluded that the disclosure controls and procedures were effective.

There has been no change to our internal control over financial reporting during the quarter or period ended December 31, 2007 that has materially affected, or is likely to materially affect, our internal control over financial reporting.

The company is not required to have, nor was Williams & Webster engaged to perform, an audit of internal control over financial reporting. The audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectives of the company’s internal control over financial reporting. Accordingly, Williams & Webster expressed no such opinion.

PART II- OTHER INFORMATION

Item 1 - Legal Proceedings

As of December 31, 2007, management is not aware of any proceedings in which the Company is a party, as plaintiff or defendant.

Item 1A - Risk Factors

There have been no material changes in the risk factors presented in our Form 10-K, Item I, Part 1A for the year ended March 31, 2007.

Item 2 - Unregistered Sales Of Equity Securities And Use Of Proceeds

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options, plus 1,631,591 broker compensation options at an exercise price of $.60 to $1.00 CDN ($0.60 to $2.41 U.S.).

Item 4 – Submission of Matters to a Vote of Security Holders

None.

Item 5 - Other Information

The Board of Directors has authorized revised employment agreements effective January 1, 2008 with Douglas Glaspey (COO), Kerry Hawkley (CFO), and two other key employees to insert a change of control clause in their contract. This clause would result in a lump-sum payment if the officer/employee’s contract is terminated within twelve months of a change in control of the Company.

Item 6 - Exhibits And Reports

See the exhibits index to this Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. GEOTHERMAL INC.
(Registrant)

Date: February 14, 2008	By: /s/ Daniel J. Kunz .
Daniel J. Kunz
President, Chief Executive Officer and
Director

Date: February 14, 2008
By: /s/ Kerry D. Hawkley .
Kerry D. Hawkley
Chief Financial Officer

EXHIBIT LIST

Exhibit Number	Description
3.4	Bylaws of U.S. Geothermal Inc. (formerly known as U.S. Cobalt, Inc.)
10.24	Power Purchase Agreement dated September 24, 2007 between Raft River Energy I, LLC and Idaho Power Company.
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – February 28, 2008

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. OTHER EVENTS

On February 28, 2008, U.S. Geothermal Inc., a renewable energy development company focused on the production of electricity from geothermal energy, entered into power purchase agreement (“PPA”) with Eugene Water and Electric Board (“EWEB”) for the planned Unit Two power plant at Raft River. The PPA allows for variable electrical output up to a maximum of 16 megawatts with a term of 25 years. The PPA is subject to successful drilling and resource development at Raft River.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 13, 2008	U.S. Geothermal Inc.

	By:	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer